SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 17, 2000


                               MORGAN KEEGAN, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)



   Tennessee                      001-09015                62-1153850
----------------                -------------         ------------------
(State or other                 (Commission            (IRS Employer
jurisdiction of                 File Number)           Identification No.)


                  Fifty Front Street, Memphis, Tennessee 38103
          ------------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                (901) 524-4100
              ----------------------------------------------------
              (Registrant's telephone number, including area code)




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ITEM 5.   OTHER EVENTS.

     On December 17, 2000, Regions Financial Corporation ("Regions") and Morgan Keegan, Inc. ("Morgan") entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Morgan will be acquired by Regions. The Boards of Directors of Regions and Morgan approved the Agreement and the transactions contemplated thereby at separate meetings.

     In accordance with the terms of the Agreement, Regions will acquire Morgan pursuant to the merger (the "Merger") of Morgan with and into Regions, with Regions as the surviving entity resulting from the Merger.

     Upon consummation of the Merger, each share of the $.625 par value common stock of Morgan ("Morgan Common Stock") (excluding shares held by Morgan, Regions, or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the effective time of the Merger (the "Effective Time") shall, subject to the election procedures described below, be converted into a multiple (rounded to three decimal places) of a share (the "Merger Shares") of the $.625 par value common stock of Regions ("Regions Common Stock") equal to the quotient obtained by dividing (i) $27.00 by (ii) the Average Price (as defined below) (the "Exchange Ratio").

     For purposes of the Agreement, the Average Price means the average of the daily volume weighted averages of the trading prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source agreed to by Morgan and Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the second full trading day immediately preceding the Effective Time.

     In lieu of receiving any Merger Shares, each holder of Morgan Common Stock may elect to receive cash consideration for such holder's shares of Morgan Common Stock. At the Effective Time, such holders shall receive an amount in cash in respect of each share of Morgan Common Stock that is so converted equal to $27.00. The aggregate amount of cash that shall be issued in the Merger to satisfy such elections, together with any other cash amounts to be paid in lieu of fractional shares issued pursuant to the Merger, shall not exceed 30% (which may be increased by Regions in its sole discretion to 45%) of the aggregate consideration paid by Regions in the Merger.

     At the Effective Time, all rights with respect to Morgan Common Stock, pursuant to stock options, stock appreciation rights, or stock awards granted by Morgan under the existing stock plans of Morgan which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock on a basis that reflects the Exchange Ratio.

     Regions is also establishing at the Effective Time a retention bonus pool consisting of stock options to purchase 5,612,500 shares of Regions Common Stock to be allocated among key employees of Morgan and its subsidiaries at the Effective Time. Regions is also entering into employment agreements with five senior executives of Morgan.

     The Merger is intended to constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended, and be accounted for as a purchase.

     Consummation of the Merger is subject to various conditions, including: (i) receipt of the approval by the stockholders of Morgan of the Agreement; (ii) receipt of certain regulatory approvals from the Board of Governors of the Federal Reserve System, the National Association of Securities Dealers, Inc., certain state regulatory authorities, and certain other regulatory authorities;


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(iii) receipt of opinions of counsel as to the tax-free nature of certain aspects of the Merger; (iv) the effectiveness of a registration statement filed under the Securities Act of 1933, as amended, to register the Merger Shares; and
(v) satisfaction of certain other conditions.

     Regions and Morgan have entered into a termination fee agreement (the "Termination Fee Agreement") that provides for the payment of a fee by Morgan to Regions in the amount of $25 million in certain circumstances when the Merger is not consummated and the Agreement is terminated and Morgan enters into a business combination with a third party within 12 months after the termination of the Agreement. Regions and the directors and certain executive officers of Morgan have also entered into support agreements pursuant to which such individuals have agreed to vote in favor of the Merger.

     The Agreement and the Merger will be submitted for approval at a meeting of the stockholders of Morgan. Prior to such stockholders meeting, Regions will file a registration statement with the Securities and Exchange Commission registering under the Securities Act of 1933, as amended, the shares of Regions Common Stock to be issued in exchange for the outstanding shares of Morgan Common Stock. Such shares of stock of Regions will be offered to the Morgan stockholders pursuant to a prospectus that will also serve as a proxy statement for the meeting of the stockholders of Morgan.

     A copy of a joint news release (the "News Release") relating to the Merger is being filed as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

   (c) Exhibits. The exhibits listed in the exhibit index are furnished as a part of this current report on Form 8-K.


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                                    SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     MORGAN KEEGAN, INC.
                                        (Registrant)



                                 By:  /s/ Joseph W. Weller


                                      Joseph W. Weller
                                      Executive Vice President and
                                      Chief Financial Officer

Date:  December 19, 2000



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                               INDEX TO EXHIBITS

                                                                   Sequential
   Exhibit                                                         Page No.
   -------                                                         ----------


    99.1 Text of News Release, Dated December 18, 2000 issued jointly by Regions Financial Corporation and Morgan Keegan, Inc.